Exhibit 99.1

News Release

Patriot Scientific to Buy Back Outstanding Warrants

CARLSBAD, Calif. – July 24, 2007 – Patriot Scientific (OTCBB: PTSC) today announced an agreement to repurchase all outstanding warrants for its common stock held by Lincoln Ventures, LLC. Lincoln Ventures and its affiliate Swartz Private Equity have been involved in several rounds of Patriot Scientific’s funding since 1997. The agreement will retire all remaining warrants held by Lincoln and Swartz.

Patriot Scientific CEO Jim Turley said, “We plan to repurchase and retire these warrants in installments between now and October. At the conclusion of this transaction, we will have removed this significant overhang in our stock and substantially strengthened our financial position.”

Turley added, “Swartz and Lincoln have been steadfast and long-term investors in Patriot Scientific. We would like to thank them for their early support and their contribution to our success.”

About Patriot Scientific
Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies to address the demands in fast-growing markets such as wireless devices, smart cards, home appliances and gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices and industrial controllers. Headquartered in Carlsbad, Calif., information about the company can be found at www.ptsc.com.

Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found at www.hawkassociatescom. An investment profile on Patriot Scientific may be found at http://hawkassociates.com/ptscprofile.aspx.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Contacts:
Investor Relations for Patriot Scientific
Ken AuYeung or Frank Hawkins, Hawk Associates, 305-451-1888
info@hawkassociates.com

Media Relations for Patriot Scientific
John Radewagen, The Hoffman Agency, 408-975-3005
jradewagen@hoffman.com